Exhibit 10.3
Execution Version
EMPLOYMENT AGREEMENT
This Employment Agreement (this “Agreement”) is entered into as of the 25th day of May, 2005 (the “Effective Date”) by and between JOHN A. BLAIR, an individual residing in California (“Executive”) and SANTA ACQUISITION CORPORATION (“Employer”) with principal offices at 111 S. La Cumbre Lane, Santa Barbara, California 93105.
     Section 1. Term. Employer hereby employs Executive and Executive hereby accepts such employment, upon the terms and conditions hereinafter set forth. The term of employment hereunder shall continue for five (5) years from the Effective Date, subject to earlier termination in accordance with Section 4 below (the “Term”, which Term shall include any renewal period described below). This Agreement shall not renew except upon mutual agreement of the parties.
     Section 2. Executive’s Duties.
          (a) Executive shall be Chief Executive Officer of Employer (“CEO”) and shall report directly to the Board of Directors of the Employer (the “Board”) and the Chief Executive Officer and/or President or a designee of the Chief Executive Officer of DealerTrack Holdings, Inc. (“Parent”). Executive shall faithfully and diligently perform his duties at the direction of the Board, Parent’s Chief Executive Officer, President or the Chief Executive Officer’s designee, to the best of Executive’s ability. Executive shall (i) devote his best efforts, skill, and ability and full business time and attention to the performance of the services customarily incident to such office, subject to vacations and sick leave as provided herein and in accordance with Employer policy, (ii) carry out his duties in a competent and professional manner; and (iii) generally promote the interests of Employer. It is acknowledged and agreed that Executive may continue to be an officer and employee of Automotive Lease Guide (alg), LLC (“ALG”) incidental to the winding up of ALG’s business and on the condition that Executive’s activities for ALG do not interfere with the performance of his duties hereunder. Subject to applicable law, Executive shall not knowingly participate in any activity that is detrimental to the interests of the Employer or any of its affiliates, including, without limitation, any criticism or disparagement of any type by Executive, through the media or otherwise, of Employer or any affiliate of Employer, except in connection with the exercise of Executive’s rights against the Employer or any affiliate of Employer.
          (b) Executive agrees to abide by all policies applicable to senior officers of Employer promulgated from time to time by Parent or Employer which policies are enforced uniformly and applicable to all similarly-situated executives of Parent or Employer, as applicable and, as applied to Executive, are consistent with such policies as applied to similarly-situated executives of other operating companies that are affiliates of Parent (“Operating Companies”).
          (c) Except for such business travel as may be incident to his duties hereunder, Executive shall perform his duties at Employer’s offices at the address set forth in the preamble to this Agreement or at such other location as may be approved by Employer.

     Section 3. Compensation for Executive’s Services. In consideration of the duties and services to be performed by Executive pursuant to Sections 1 and 2 hereof, Executive shall receive:
          (a) Salary. Executive shall earn salary (the “Salary”) at the annual rate of Two Hundred Fifty Thousand Dollars ($250,000), less all applicable federal, state, and local tax withholdings. Such Salary shall be earned and shall be payable in periodic installments in accordance with Employer’s payroll practices. During the term of Executive’s employment with Employer, the Board of Directors of Parent (the “Parent Board”) or Compensation Committee of the Parent Board (the “Compensation Committee”) will review the Salary annually and may in its discretion increase the Salary, but may not reduce it during the Term unless Parent institutes salary reductions across the board; provided that in any event, the Salary shall not be reduced below Two Hundred Fifty Thousand Dollars ($250,000) per year without the Executive’s written consent.
          (b) Annual Bonus. In addition to the Salary, Executive is eligible to receive a cash performance bonus (“Bonus”), less all applicable federal, state, and local tax withholdings, in each calendar year of the Term, including a Bonus pro rated for the portion of calendar year 2005 during which Executive is employed under this Agreement. This bonus shall be payable, if at all, on a schedule consistent with Employer’s bonus payments to its other Executives. For each calendar year, Executive can earn a target Bonus equal to 50% of Salary based on Employee’s attainment of budget goals and other criteria established by the Board in its sole and absolute discretion. Executive may earn a Bonus of up to 100% of Salary based on exceeding such budget goals and other criteria in increments established by the Board in its sole and absolute discretion. Executive understands and agrees that the Bonus is established in part as an inducement for Executive to remain employed by Employer and, therefore, that no Bonus will be deemed earned for a given year unless Executive remains employed through December 31 of that year. Except as provided in Section 5(c), in the event that Executive’s employment terminates prior to December 31 of any year during the Term, then Executive shall not receive payment of any Bonus, for that year.
          (c) Additional Compensation. Without limiting the amounts otherwise set forth in this Agreement, Executive shall receive a payment each month (the “Additional Compensation”) in arrears from the Effective Date of this Agreement until the Note described in Section 3(d) below is issued, based on the following formula:
[ $1,200,000 (the “Face Amount”) ] x [the prime interest rate, as published in the Wall Street Journal as of the Effective Date, plus 1%, up to an aggregate maximum rate of 7% (the “Interest Rate”)] / 12.
          (d) Additional Bonus. As an additional inducement for Executive to remain employed by Employer, Executive shall be eligible to receive an additional bonus (the “Additional Bonus”), less all applicable federal, state and local tax withholdings, as follows:

(1)	If in any calendar year ending on or before December 31, 2009 (y) the revenue from sales of ALG products and Chrome Systems Corporation (“Chrome”) products (“ALG/Chrome Revenues”) for such year equals or exceeds $50.0 million (the “ALG/Chrome Revenue Milestone”) and (z) the EBITDA Ratio for the ALG/Chrome business for such year equals or exceeds the EBITDA Ratio of the Parent business as a whole (exclusive of the ALG/Chrome business), then Parent shall promptly issue to Executive a note in the principal amount of $1,200,000 on the terms described in (d)(3) below (the “Note”). “EBITDA Ratio” shall mean the ratio of the earnings before interest, taxes, depreciation, and amortization for the respective business in question divided by the revenue from such business.

(2)	If ALG/Chrome Revenues for the year ending December 31, 2009 equal 70% of the ALG/Chrome Revenue Milestone, and (d)(1)(z) above occurs for that year, Parent shall issue to Executive a Note in the principal amount of $600,000. If ALG/Chrome Revenues for the year ending December 31, 2009 are greater than 70% of the ALG/Chrome Revenue Milestone, but less than 100% of such milestone and (d)(1)(z) above occurs, then Parent shall issue to Executive a Note in the principal amount of (x) $600,000 plus (y) $20,000 for each additional $500,000 of ALG/Chrome Revenues for the year ending December 31, 2009 in excess of 70% of the ALG/Chrome Revenue Milestone and less than 100% of the ALG/Chrome Revenue Milestone. For the avoidance of doubt, there will be no additional $20,000 (or portion thereof) added to the principal of the Note for each incremental additional ALG/Chrome Revenues for the year ending December 31, 2009 of less than $500,000. For example, if ALG/Chrome Revenues for the year ending December 31, 2009 are $36,200,000, then an additional amount of $40,000 (i.e., $20,000 x2) shall be added to the principal amount of the Note for a total principal amount of $640,000.

(3)	The Note will provide that (w) it shall bear interest at the Interest Rate, (x) interest accrued on the Note will be paid to the Executive monthly, (y) it will be payable in full on June 30, 2010, and (z) it may be prepaid without penalty at any time in Parent’s sole discretion.
(i)	Within 90 days following each of the years ending December 31, 2005, 2006, 2007, 2008 and 2009, Parent shall deliver to Executive Parent’s calculation, with reasonable supporting detail (the “Parent’s Calculation”) of ALG/Chrome Revenues or ALG Revenues, as the case may be, and the applicable EBITDA Ratios (collectively, the “Financial Milestones”) for the preceding calendar year.
(ii)	If Executive disagrees with the Parent’s Calculation, the Executive may, within 30 days after delivery of the Parent’s Calculation, deliver a notice to Parent disagreeing with any portion of the Parent’s Calculation for such year (the “Objection Notice”). The Objection Notice shall specify in reasonable detail those items or amounts as to which Executive disagrees. If Executive does not deliver an Objection Notice during such time period or Executive indicates agreement with the Parent’s Calculation, then the Parent’s Calculation shall be the agreed upon amounts for the Financial Milestones for such applicable period.

(iii)	If Executive shall have delivered the Objection Notice within the 30 day period referred to in clause (ii) above, then Parent and Executive shall, during the 30 days following such delivery, use their good faith efforts to reach agreement on the disputed items or amounts in order to determine the Financial Milestones. If Parent and Executive are unable to reach agreement during such period, they shall promptly thereafter cause a mutually acceptable independent public accounting firm (the “Accounting Referee”) to review the disputed items or amounts for the purpose of calculating the Financial Milestone(s) in dispute. The Accounting Referee may request additional supporting detail from the Parent pertaining to the portion of the Parent’s Calculation identified by Executive in the Objection Notice. Within ten (10) days after delivery of such additional detail, the Executive may supplement the Objection Notice to add any disputes newly discovered by the Executive from the additional detail, but only if such item in dispute could not reasonably have been ascertained from the supporting detail provided by Parent with the Parent Calculation. The Objection Notice may be supplemented only once. In making such calculation, the Accounting Referee shall consider only those items or amounts in the Parent’s Calculation as to which the Executive has disagreed and which are specifically identified in reasonable notice in the Objection Notice, as supplemented, if applicable. The Accounting Referee shall deliver to Parent and Executive, as promptly as practicable, a written report setting forth its calculation of the items or amounts in dispute. Such report shall be final and binding upon Parent and Executive, absent manifest error or willful misconduct. The cost of such review and report shall be borne (x) by Executive, if Parent’s calculation of the Financial Milestone(s) in dispute is closer to the Accounting Referee’s determination than Executive’s calculation thereof, (y) by Parent, if the reverse is true and (z) except as provided in (x) or (y) above, equally by Executive and Parent.
(4)	If Parent sells or disposes of some or all of the assets of Employer or Chrome or does not collect fair market value for the products/services of the Company or Chrome because said products/services are sold as part of a bundle of products/services, the terms of this Section 3(d) will be adjusted equitably in the manner described under similar circumstances in that certain Asset Purchase Agreement, dated May 25, 2005, by and among Employer, ALG, Executive and other parties (the “Purchase Agreement”).
          (e) Equity. In connection with Executive’s employment, within forty-five (45) days of the Effective Date, Executive will be granted stock options (“Stock Options”) to purchase 40,000 shares of Parent common stock pursuant to the terms of either (i) the DealerTrack Holdings, Inc. Stock Option Plan, dated as of February 1, 2001, as amended, or (ii) any new incentive stock option plan adopted by Parent on or before the date of grant ( in either case, hereinafter, “Stock Option Plan”) and the stock option agreement (the “Option Agreement”) Executive will be required to enter into pursuant to the Stock Option Plan. Except as otherwise provided herein, the terms of the Stock Options shall be governed by this Section 3(e) and, to the extent not inconsistent herewith, the Stock Option Plan and the Option Agreement. The Stock Options will vest so long as the Executive remains employed in accordance with the following schedule: Stock Options to acquire twenty-five percent (25%) of said shares will vest on the first anniversary of the Effective Date and the remaining Stock Options will vest ratably on a monthly basis thereafter for the following thirty-six (36) months. Executive shall be credited with twelve (12) months accelerated vesting of his Stock Options upon termination of Executive’s employment by: (1) Employer without Cause (as defined below); or (2) Executive for Good Reason (as defined below). Executive shall be credited with twenty four (24) months accelerated vesting of his Stock Options upon a Change of Control (as defined in the Stock Option Plan). Executive shall be credited with full acceleration and vesting of his Stock Options upon the earlier of: (1) the termination of Executive’s employment without Cause within twelve (12) months after a Change of Control; or (2) termination of the Executive’s employment for Good Reason within twelve (12) months after a Change of Control. Anything in the Stock Option Plan to the contrary notwithstanding, if Executive’s employment is terminated by Executive with Good Reason or by the Employer without Cause, or under circumstances described above which would result in certain accelerated vesting of any unvested Stock Options held by Executive, the unexercised portion of any Stock Options held by Executive will not terminate until the twelve (12) month anniversary of the date of termination of Executive’s employment. Any Stock Options that remain unvested in accordance with the terms of this Agreement, the Stock Option Plan and Option Agreement upon termination of the Executive’s employment shall expire. In the event Employer determines to provide equity in satisfaction of this provision, in whole or in part, by issuing restricted stock, the derestriction terms of such grant shall be equivalent to the foregoing vesting terms.
          (f) Benefits. Employer shall provide Executive with the right to participate in and receive benefits from all life, accident, disability, medical and pension or profit-sharing plans, and all similar benefits as are from time to time in effect and that are generally comparable to benefits made available to similarly-situated senior officers of the Operating Companies. The amount and extent of benefits to which Executive is entitled shall be governed by the specific benefit plan, as it may be amended from time to time.
          (g) Expenses. Employer shall promptly reimburse Executive for reasonable expenses for cellular telephone usage, entertainment, travel, meals, lodging and similar items incurred in the conduct of Employer’s business. Such expenses shall be reimbursed in accordance with Employer’s expense reimbursement policies and guidelines.
          (h) Vacation; Sick Leave. During the Term, Executive shall be entitled to four weeks (4) weeks vacation per year, paid holidays, sick leave, and similar benefits, to be earned and used in accordance with Employer’s policy and procedure for other similarly situated senior executive officers.
          (i) Modification. Employer reserves the right to modify, suspend or discontinue any and all of the above plans, practices, policies and programs referenced in Sections 3(f) and (g) at any time in its discretion without recourse by Executive so long as such action is taken generally with respect to other similarly situated senior executive officers.
          (j) Guarantee of First Year Compensation. If Employer terminates Executive’s employment without Cause or if Employee terminates his employment for Good Reason during the first year of the Term, all remaining unpaid compensation for such first year shall, in the case of payments pursuant to Sections 3(a) and 3(d) be paid on regular payment dates and, in the case of Section 3(b) be paid when ascertainable, without reducing any severance obligations of Employer as provided in Section 5. Executive’s rights and obligations will be subject to the terms and conditions of applicable benefit plans.
     Section 4. Termination of Employment.
          (a) Resignation. Executive may voluntarily terminate his employment with Employer at any time with or without Good Reason, upon written notice to Employer.
          (b) Termination. Employer may terminate Executive’s employment at any time, with or without Cause, upon written notice to Executive.
          (c) Death or Disability. Executive’s employment shall terminate immediately upon Executive’s death. In the event Employer, in good faith, determines that Executive is unable to perform the functions of his position due to a Disability (as defined below), it may notify Executive in writing of its intention to terminate Executive’s employment and Executive’s employment with Employer shall terminate effective on the thirtieth (30th) day after receipt of such notice by Executive. For the purposes of this Agreement, “Disability” shall mean a physical or mental impairment that substantially limits a major life activity of Executive and renders Executive unable to perform the essential functions of his position even with reasonable accommodation (that does not impose an undue hardship on Employer), and which has lasted at least (i) sixty (60) consecutive days or (ii) the balance of Executive’s entitlement to leave, if any, under the Family and Medical Leave Act or similar state law, or (iii) the balance of any elimination period under the Employer’s long term disability insurance program (without regard to whether Executive is awarded benefits under such program), whichever is longer.
          (d) Cause. Employer may immediately terminate Executive’s employment for “Cause” by giving written notice to Executive. For purposes of this Agreement, “Cause” shall mean:
(1) Executive’s commission of an act of fraud or embezzlement upon Employer or any of its affiliates; or
(2) Executive’s commission of any willful act intended to injure the reputation, business, or any business relationship of Employer or any of its affiliates; or
(3) Executive is found by a court of competent jurisdiction to have committed a felony; or
(4) the refusal or failure of Executive to perform Executive’s duties with Employer in a competent and professional manner that is not cured by Executive within ten (10) business days after a written demand therefor is delivered to Executive by the Board which specifically identifies the manner in which the Board believes that Executive has not substantially performed Executive’s duties; provided, further, however, that if the Board, in good faith, determines that the refusal or failure by Executive is egregious in nature or is not susceptible of cure, then no cure period shall be required hereunder; or
(5) the refusal or failure of Executive to comply with any of his material obligations under this Agreement (including any Exhibit hereto) that is not cured by Executive within ten (10) business days after a written demand therefore is delivered to Executive by the Board which specifically identifies the manner in which the Board believes Executive has materially breached this Agreement; provided, further, however, that if the Board, in good faith, determines that the refusal or failure by Executive is egregious in nature or is not susceptible of cure, then no cure period shall be required hereunder.
          (e) Good Reason. Executive may terminate his employment for “Good Reason,” by delivering written notice of such termination (“Employer Default Notice”) to the Chief Executive Officer of Parent within sixty (60) days after the occurrence of any of the following events, each of which shall constitute Good Reason: (i) Employer’s material breach of any provision of this Agreement, the Stock Options or the Stock Option Plan which has not been cured within the allotted time; (ii) a material reduction of Executive’s title, status, authority, responsibility or duties as CEO or the assignment to Executive of any duties materially inconsistent with the position of CEO; (iii) any material reduction in Executive’s Salary or benefits; (iv) the failure of any successor entity to assume the terms of this Agreement upon any Change of Control; (v) moving Employer’s principal executive office more than 50 miles from Employer’s address set forth in the preamble to this Agreement; or (vi) a determination, that is final and unappealable (“Final Order”), that Employer has defaulted under Section 2.06 of the Purchase Agreement but only if and when Employer fails to make the payment with respect to which it is found to be in default within the later of (i) the time specified in the Final Order or (ii) 30 days following the entry of the Final Order. The Employer Default Notice shall specify the reason for Executive’s belief that an event constituting Good Reason has occurred. Notwithstanding the foregoing, any material breach of this Agreement by Employer, or other event constituting Good Reason, shall not constitute Good Reason if any such breach or other event is cured or corrected by Employer within ten (10) business days following delivery to Employer of the Employer Default Notice.
          (f) Continuing Obligations. Executive acknowledges and agrees that any termination under this Section 4 is not intended, and shall not be deemed or construed, to affect in any way any of Executive’s covenants and obligations contained in Sections 6 and 7 hereof, which shall continue in full force and effect beyond such termination for any reason.
     Section 5. Termination Obligations.
          (a) Resignation. If Executive’s employment is terminated voluntarily by Executive without Good Reason, Executive’s employment shall terminate without further obligations to Executive other than for payment of the sum of any unpaid Salary determined by the Board and reimbursable expenses and vacation accrued and owing to Executive prior to the termination. The sum of such amounts shall hereinafter be referred to as the “Accrued Obligations,” which shall be paid to Executive or Executive’s estate or beneficiary within thirty (30) days of the date of termination. If Executive voluntarily terminates his employment without Good Reason and within thirty (30) days of such termination, DealerTrack determines that it would have had Cause to terminate Executive pursuant to Section 4(d), Executive shall be deemed to have been terminated for Cause and the terms of Section 5(b) shall apply.
          (b) Cause. If Executive’s employment is terminated by Employer for Cause, the Employer and Parent shall not have any further obligations to Executive other than for the timely payment of Accrued Obligations. If it is subsequently determined by an arbitrator, pursuant to Section 18 hereof, that Employer did not have Cause for termination, then Employer’s decision to terminate shall be deemed to have been made without Cause and the terms of Section 5(c) shall apply.
          (c) By Employer Other than for Cause or Death or Disability; By Executive for Good Reason.
               (1) If (A) Employer terminates Executive’s employment for a reason other than Cause, or due to Executive’s death or Disability, or (B) Executive terminates his employment for Good Reason, Employer shall have no further obligations to Executive other than for (i) the payment of Accrued Obligations; (ii) severance pay in an amount equal to twenty-

four (24) months of Salary to be paid in equal monthly installments; (iii) a pro rata Bonus calculated based on multiplying the percentage of the year Executive worked for Employer during the year of his termination by the Bonus received by Executive during the preceding year or which would have been received for the current year, whichever is greater; (iv) the Additional Bonus, payable as set forth in Section 3(d) above; (v) the Additional Compensation, payable as set forth in Section 3( c) above; and (vi) if Executive elects continuation of his medical and/or dental insurance coverage in accordance with the law known as “COBRA,” payment of the Employer’s share of premiums for such coverage(s) for up to twelve (12) months or until the executive no longer is eligible for COBRA continuation coverage, whichever is earlier.
               (2) If Executive terminates his employment for Good Reason and it is subsequently determined by an arbitrator, pursuant to Section 18 hereof, that Executive did not have Good Reason for termination, then Executive’s decision to terminate for Good Reason shall be deemed to have been a voluntary resignation, the terms of Section 5(a) shall apply, and all monies paid to Executive pursuant to this Section 5(c)(1), except for those monies paid pursuant to Section 5(c)(1)(i), shall be immediately returned to Employer.
               (3) The amounts payable pursuant to Section 5(c)(1) shall be the only amounts Executive shall receive for termination in accordance with this Section 5(c).
          (d) Mitigation. In the event Executive’s employment with Employer is terminated during the Term pursuant to this Section 5 on or after the first anniversary of the effective Date, Executive shall be required to notify Employer, in writing, within seven (7) days of obtaining subsequent employment, which shall include, without limitation, self-employment, consulting or other arrangement but shall not include managing Eexecutive’s or his extended family’s passive investments. In the event Executive obtains other employment during any severance payout period described in Section 5(c)(1)(B)(ii), the severance payments due to Executive thereunder shall be reduced by fifty (50%) percent of the amount paid to Executive in his new capacity (including the amount of any up-front or deferred payments), commencing on the date Executive commences providing services in his new capacity; provided, however, that such reduction will not be more than fifty (50%) percent of the remaining severance payments due to Executive. Nothing herein shall be construed to require Executive to seek employment. In the event that Executive inadvertently fails to notify Employer of any subsequent employment within seven (7) days as described above and such noncompliance is not intentional, then Employer’s sole remedy with respect to recovering damages for such failure shall be to recoup the amounts so owed Employer under this Section 5(d) with interest thereon at the US prime rate plus 2% and any reasonable fees and expense, including reasonable attorney fees, that Employer may incur in collecting such amounts.
          (e) Release. Notwithstanding anything to the contrary contained herein, no severance payments required hereunder shall be made by Employer until such time as Executive shall execute a general release for the benefit of Employer in a form satisfactory to Employer. Such general release shall not apply to (i) Executive’s rights under the Purchase Agreement, (ii) Executive’s rights under his Stock Option Agreement, (iii) Executive’s rights, as applicable, to indemnification under Employer’s or Parent’s charter documents, any indemnification agreement or applicable law, (iv) Executive’s rights under laws governing worker’s compensation, or (v) Executive’s post-termination rights under this Agreement.

          (f) Stock Options. Except as expressly provided herein, the terms of the Stock Option Plan and any related Stock Option Agreement and/or Notice of Grant shall govern the termination, vesting, and/or exercise of Executive’s Stock Options upon the termination of Executive’s employment for any reason.
          (g) Exclusive Remedy. Executive agrees that the payments set forth in this Agreement shall constitute the exclusive and sole remedy for any termination of Executive’s employment and Executive covenants not to assert or pursue any other remedies, at law or in equity, with respect to this Agreement.
          (h) Termination of Executive’s Office. Following the termination of Executive’s employment for any reason, Executive shall hold no further office or position with Employer.
     Section 6. Restrictions Respecting Confidential Information. Executive hereby covenants and agrees that, during his employment and thereafter, Executive will not, under any circumstance, disclose in any way any Confidential Information (as defined below) to any other person other than (i) at the direction of and for the benefit of Employer or (ii) to his attorneys or other advisors in connection with the enforcement of Executive’s or ALG’s rights under the Purchase Agreement or any Ancillary Agreement (as defined in the Purchase Agreement), provided such individuals agree to be bound by the confidentiality obligations herein and, if such Confidential Information is relevant to such enforcement action, to the court or arbitrator, as applicable, subject to a protective order. For the purposes of the foregoing, “Confidential Information” means any information pertaining to the assets, business, creditors, vendors, manufacturers, customers, data, employees, financial condition or affairs, formulae, licenses, methods, operations, procedures, reports, suppliers, systems and technologies of Employer and its affiliates, including (without limitation) the contracts, patents, trade secrets and customer lists developed or otherwise acquired by Employer and its affiliates; provided, however, that Confidential Information shall exclude any information that was, is, or becomes publicly available other than through disclosure by Executive or any other person known to Executive to be subject to confidentiality obligations to Employer. All Confidential Information is and will remain the sole and exclusive property of Employer and its affiliates. Following the termination of his employment, Executive shall return all documents and other tangible items containing Confidential Information to Employer, without retaining any copies, notes or excerpts thereof.
     Section 7. Proprietary Matters. Executive expressly understands and agrees that any and all improvements, inventions, discoveries, processes, or know-how that are generated or conceived by Executive, whether alone or with others, during the Term (collectively, the “Inventions”) will be the sole and exclusive property of Employer, and Executive will, whenever requested to do so by Employer (either during the Term or thereafter), execute and assign any and all applications, assignments and/or other instruments and do all things which Employer may deem necessary or appropriate in order to apply for, obtain, maintain, enforce and defend patents, copyrights, trade names or trademarks of the United States or of foreign countries for said Inventions, or in order to assign and convey or otherwise make available to Employer the sole and exclusive right, title, and interest in and to said Inventions, applications, patents, copyrights, trade names or trademarks; provided, however, that pursuant to California Labor Code Section 2872 and any successor thereto, the provisions of this Section 7 shall not apply to an invention that qualifies fully under the provisions of California Labor Code Section 2870 (and any successor thereto) which provides:
“Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either: (1) Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or (2) Result from any work performed by the employee for the employer.”
Executive shall promptly communicate and disclose to Employer all Inventions conceived, developed or made by him during his employment by Employer, whether solely or jointly with others, and whether or not patentable or copyrightable, (a) which relate to any matters or business of the type carried on or being developed by Employer, or (b) which result from or are suggested by any work done by him in the course of his employment by Employer. Executive shall also promptly communicate and disclose to Employer all material other data obtained by him concerning the business or affairs of Employer in the course of his employment by Employer.
          Section 8. Equitable Relief. Executive acknowledges and agrees that Employer will suffer irreparable damage which cannot be adequately compensated by money damages in the event of a breach, or threatened breach, of any of the terms and provisions of Section 6 or 7 of this Agreement, and that, in the event of any such breach, or threatened breach, Employer will not have an adequate remedy at law. It is therefore agreed that Employer, in addition to all other such rights, powers, privileges and remedies that it may have, shall be entitled to injunctive relief, specific performance or such other equitable relief as Employer may request to enforce any of those terms and provisions and to enjoin or otherwise restrain any act prohibited thereby, and Executive will not raise and hereby waives any objection or defense that there is an adequate remedy available at law. Notwithstanding the provisions of Section 18 of this Agreement, Executive agrees that Employer shall be entitled to seek such injunctive relief, without bond, in a court of competent jurisdiction. The Executive agrees that any claim he may have against the Employer or Parent shall not constitute a defense against the issuance of such equitable relief. The foregoing shall not constitute a waiver of any of Employer’s rights, powers, privileges and remedies against or in respect of a breaching party or any other person or thing under this Agreement, or applicable law.
          Section 9. Notice. Any notice, request, demand or other communication hereunder shall be in writing, shall be delivered by hand or sent by registered or certified mail or by reputable overnight delivery service, postage prepaid, to the addressee at the address set forth below (or at such other address as shall be designated hereunder by written notice to the other party hereto) and shall be deemed conclusively to have been given when actually received by the addressee.

All notices and other communications hereunder shall be addressed as follows:

If to Executive:

John A. Blair 701 Via Hierba Santa Barbara, California 93110

With a copy to:

Joseph D. Abkin, Esq. Fell, Marking, Abkin, Montgomery, Granet & Raney, LLP 222 E. Carrillo St., Suite 400 Santa Barbara, CA 93101

If to the Employer:

Mark F. O’Neil [DealerTrack Sub] 1111 Marcus Avenue Lake Success, NY 11042

With copies to:

General Counsel DealerTrack Holdings, Inc. 1111 Marcus Avenue Lake Success, NY 11042

and to:

Ruskin Moscou Faltischek, P.C. East Tower, 15th Floor 190 EAB Plaza Uniondale, NY 11556 Attention: Irvin Brum, Esq.
or to such other address as either party shall have furnished to the other in writing in accordance herewith.
     Section 10. Legal Counsel. In entering into this Agreement, the parties represent that they have relied upon the advice of their attorneys, who are attorneys of their own choice, and that the terms of this Agreement have been completely read and explained to them by their attorneys, and that those terms are fully understood and voluntarily accepted by them.

     Section 11. Section and Other Headings. The section and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.
     Section 12. Governing Law. This Agreement has been executed and delivered, and shall be governed by and construed in accordance with the applicable laws pertaining, in the State of California, without regard to conflicts of laws principles. Without prejudice to the obligations of either party under Section 18, each party irrevocably and unconditionally submits to the jurisdiction of the California state court in Los Angeles County or any federal court of the United States sitting in Los Angeles, California and any appellate court presiding thereover.
     Section 13. Severability. In the event that any term or provision of this Agreement shall be finally determined to be superseded, invalid, illegal or otherwise unenforceable pursuant to applicable law by a governmental authority having jurisdiction and venue, that determination shall not impair or otherwise affect the validity, legality or enforceability, to the maximum extent permissible by law, (a) by or before that authority of the remaining terms and provisions of this Agreement, which shall be enforced as if the unenforceable term or provision were deleted, or (b) by or before any other authority of any of the terms and provisions of this Agreement.
     Section 14. Counterparts. This Agreement may be executed in two counterpart copies of the entire document or of signature pages to the document, each of which may be executed by one of the parties hereto, but all of which, when taken together, shall constitute a single agreement binding upon both of the parties hereto.
     Section 15. Benefit. This Agreement shall be binding upon and inure to the benefit of the respective parties hereto and their legal representatives, successors and assigns. Insofar as Executive is concerned, this Agreement, being personal, cannot be assigned; provided, however, that should Executive become entitled to payment pursuant to Section 5 hereof, he may assign his rights to such payment to his legal representatives, successors, and assigns. Without limiting the generality of the foregoing, all representations, warranties, covenants and other agreements made by or on behalf of Executive in this Agreement shall inure to the benefit of the successors and assigns of Employer.
     Section 16. Modification. This Agreement may not be amended or modified other than by a written agreement executed by all parties hereto.
     Section 17. Entire Agreement. Except as provided in Section 5(e) hereof, this Agreement contains the entire agreement of the parties and supersedes all other representations, warranties, agreements and understandings, oral or otherwise, among the parties with respect to the matters contained herein.
     Section 18. Arbitration.
          (a) Executive agrees that any dispute or controversy arising out of, relating to, or in connection with this Agreement or the termination thereof, or the interpretation, validity, construction, performance, breach, or termination thereof, shall be settled by expedited, binding arbitration to be held in Los Angeles, California, in accordance with the National Rules for the Resolution of Employment Disputes then in effect of the American Arbitration

Association (the “Rules”). The arbitrator may grant injunctions or other relief in such dispute or controversy. The decision of the arbitrator shall be final, conclusive and binding on the parties to the arbitration. Judgment may be entered on the arbitrator’s decision in any court having jurisdiction. The arbitrator may award the prevailing party its reasonable attorneys’ fees and costs.
          (b) EXECUTIVE HAS READ AND UNDERSTANDS THIS SECTION, WHICH DISCUSSES ARBITRATION. EXECUTIVE UNDERSTANDS THAT BY SIGNING THIS AGREEMENT, EXECUTIVE IS AGREEING TO SUBMIT ANY CLAIMS ARISING OUT OF, RELATING TO, OR IN CONNECTION WITH THIS AGREEMENT, OR THE INTERPRETATION, VALIDITY, CONSTRUCTION, PERFORMANCE, BREACH OF TERMINATION THEREOF, TO BINDING ARBITRATION, AND THAT THIS ARBITRATION CLAUSE CONSTITUTES A WAIVER OF EXECUTIVE’S RIGHT TO A JURY TRIAL AND RELATES TO THE RESOLUTION OF ALL DISPUTES RELATING TO ALL ASPECTS OF THE EMPLOYER/EMPLOYEE RELATIONSHIP INCLUDING, BUT NOT LIMITED TO, STATUTORY DISCRIMINATION CLAIMS.
     Section 19. Representations and Warranties of Executive. In order to induce Employer to enter into this Agreement, Executive represents and warrants to Employer, to the best of his knowledge after the review of his personnel files, that: (a) the execution and delivery of this Agreement by Executive and the performance of his obligations hereunder will not violate or be in conflict with any fiduciary or other duty, instrument, agreement, document, arrangement or other understanding to which Executive is a party or by which he is or may be bound or subject; and (b) Executive is not a party to any instrument, agreement, document, arrangement or other understanding with any person (other than Employer) requiring or restricting the use or disclosure of any confidential information or the provision of any employment, consulting or other services.
     Section 20. Waiver of Breach. Except as may specifically provided herein, the failure of a party to insist on strict adherence to any term of this Agreement on any occasion shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any term of this Agreement. Any waiver hereto must be in writing.
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IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

EXECUTIVE:

/s/ John A. Blair

John A. Blair

Date:

SANTA ACQUISITION CORPORATION:

By:	/s/ Mark O’Neil

Name:

Title:

Date:

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